                                           INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Trinity Large Cap Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Trinity Large Cap Growth Fund (formerly
Oppenheimer Large Cap Growth Fund) of our report dated August 21, 2002, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Auditors" appearing in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
September 20, 2002